FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FISCAL 2014 AND FOURTH QUARTER RESULTS

Completes Accretive Acquisition to Expand Healthy Beverages Platform

Board of Directors Approves $30 Million Share Repurchase Program

Toronto, March 2, 2015 - SunOpta Inc. ("SunOpta" or "the Company") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on natural, organic and specialty foods, today announced financial results for fiscal 2014 and the fourth quarter ended January 3, 2015. The Company also announced the strategic, accretive acquisition of Citrusource, LLC (“Citrusource”), expanding its healthy beverages platform, plus the approval of a share repurchase program by its Board of Directors. All amounts noted in this release are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Fiscal 2014 Highlights

  Record revenues of $1,242.6 million, an increase of 10.3% on a consolidated basis, and 11.8% within SunOpta Foods, after excluding the impact of changes including commodity prices, foreign exchange rates, and a 53rd week in 2014.
  Operating income¹ of $45.2 million, or 3.6% of revenues, an increase of 20% versus prior year.
  EBITDA¹ of $67.1 million, or 5.4% of revenues, an increase of 15% versus prior year.
  Adjusted earnings¹ of $25.7 million, or $0.38 per diluted common share, versus Adjusted earnings¹ of $18.5 million, or $0.27 per diluted common share in the prior year.
  Cash provided by operations of $24.8 million, and cash provided by investing activities of $22.1 million.
  Net debt of $121.3 million, net debt to equity ratio of 0.36 to 1.0.

(All comparisons above are to the fiscal year ended December 28, 2013)

“2014 was a record year in our core foods business and we made progress on a number of fronts in support of our strategies focusing on our integrated natural and organic foods business, accelerating growth by delivering more value to our customers, and leveraging the integrated platform that we continue to build,” said Steve Bromley, SunOpta’s Chief Executive Officer.

Fourth Quarter 2014 Highlights

  Revenues of $284.8 million, an increase of 5.5% on a consolidated basis, and 5.3% within SunOpta Foods, after excluding the impact of changes including commodity prices and foreign exchange rates.
  Operating income¹ of $4.2 million, or 1.5% of revenues, a decrease of 16% versus prior year.
  EBITDA¹ of $9.8 million, or 3.4% of revenues, a decrease of 8% versus prior year.
  Adjusted earnings¹ of $3.9 million, or $0.06 per diluted common share, versus Adjusted earnings¹ of $1.8 million or $0.03 per diluted common share in the prior year.
  Cash generated by investing activities of $29.7 million, offset by cash used in operations of $13.8 million.

(All comparisons above are to the quarter ended December 28, 2013)

“During the quarter our Global Ingredients segment performed extremely well, however this was partly offset by commercial and operational pressures that were experienced in Consumer Products and Opta Minerals,” Bromley continued. “We are addressing the challenges in Consumer Products, and the process to divest of Opta Minerals continues. We’re fortunate to be participating in strong markets and remain focused on delivering value to our customers and our shareholders. Following the sale of the fiber and starch business and the acquisition of Citrusource we believe our integrated natural and organic foods platform is even better positioned to capitalize on opportunities from an increasing global awareness of healthy eating.”

Acquisition of Citrusource

The Company also announced the acquisition of Citrusource, one of the largest producers of premium not-from-concentrate private label orange juice in the United States, offering an extensive portfolio of premium and organic citrus juice products and ingredients with revenues of approximately $30 million. Citrusource operates a national sourcing and supply platform utilizing a number of processing and packaging partners to serve a variety of well-known retailer customers. The acquisition of Citrusource enhances the SunOpta’s healthy beverages portfolio, is expected to be immediately accretive, and aligns with the Company’s strategy to grow its value-added consumer products and leverage its integrated operating platform. The Company is issuing a separate press release today with additional information about the Citrisource acquisition.

Share Repurchase Program

SunOpta also announced that its Board of Directors approved a share repurchase program authorizing the buyback of up to $30 million of SunOpta’s outstanding common shares through the facilities of the Nasdaq Stock Market over the course of the next 12 months.

“We believe this to be a prudent use of our capital resources and reflects our confidence in the Company’s cash flow generation and business going forward,” Bromley said. “The repurchase would be an accretive use of our funds and will not impact our ability to grow our business through capital investment or acquisition.”

SunOpta plans to repurchase its shares in open market transactions. In no event will SunOpta acquire shares representing in excess of 5% of its issued and outstanding shares unless all necessary regulatory approvals have first been obtained. The actual number of shares purchased, the timing of purchases and the price at which shares will be purchased under the share repurchase program will depend on the market price of SunOpta’s shares, general market conditions and SunOpta’s capital requirements and potential alternative uses for cash resources. There is no assurance that any shares will be purchased under the share repurchase program and SunOpta may elect to suspend or discontinue the program at any time.

Fiscal 2014 Results

Revenues increased 9.0% to a record $1,242.6 million in 2014, compared to $1,140.1 million in fiscal 2013. The increase in consolidated revenues was driven by strong demand for internationally sourced organic raw materials, continued growth in consumer packaged categories including aseptic beverages, frozen foods, fruit bases and toppings, and re-sealable pouch products. This growth was offset by lower commodity grain sales and declines within Opta Minerals. Fiscal 2014 was a 53-week year, with the extra week falling in the first quarter, compared to a 52-week year in fiscal 2013. Excluding a number of factors including the extra week of sales, as well as the impact of changes including commodity prices and foreign exchange rates, consolidated revenues increased 10.3% and revenues in SunOpta Foods increased 11.8% versus the prior year.

Operating income¹ for fiscal 2014 was $45.2 million, or 3.6% of revenues, compared to $37.7 million, or 3.3% of revenues, in fiscal 2013. The improved operating earnings were driven by increased volume and higher margin on organic raw materials, improved performance in the sunflower category, and increased volume of consumer products including aseptic beverages and fruit bases and toppings, offset by margin pressure experienced in Opta Minerals, increased costs and competitive pressures in the resealable pouch market, increased costs associated with the retrofit of the Company’s premium juice operation, and increased resources to support the growth in the business. SunOpta Foods’ operating income, including Corporate Services, was $41.7 million, or 3.8% of revenues, compared to $31.0 million or 3.1% of revenues in the prior year.

Adjusted earnings¹ for fiscal 2014 were $25.7 million, or $0.38 per diluted common share, excluding discontinued operations, the impact of non-cash asset impairment charges and a goodwill write-down within non-core operations, favorable tax adjustments, and other income primarily related to gains on sales of assets in the sunflower operations. Including these items, earnings from continuing operations for fiscal 2014 were $11.3 million, or $0.17 per diluted common share, compared to a loss of $8.7 million, or $0.13 per common share, during fiscal 2013.

On December 23, 2014, the Company completed the sale of its fiber and starch business which resulted in a gain on sale of $1.9 million after tax, or $0.03 per diluted common share. Also included in the results for fiscal 2014 was a non-cash charge of approximately $8.4 million after-tax, or $0.12 per diluted common share, reflecting the write-down of the Company’s investment in Enchi Corporation (formerly Mascoma Corporation), as well as a non-cash charge of approximately $7.2 million after minority interest, or $0.11 per diluted common share, representing an impairment of all remaining goodwill in Opta Minerals. In June of 2014 Opta Minerals announced that it had established a special committee of independent directors to conduct a review of strategic alternatives available to Opta Minerals, including a potential sale of the business. On the basis of proposals received as part of this strategic review process, the Company determined that external market conditions suggested that the carrying value of its 66% investment in Opta Minerals exceeded its fair value. In addition, results for fiscal 2014 included asset impairment charges and plant closure costs related to Opta Minerals, all reported in other expense, as well as a favorable tax adjustment related to previously unrecognized tax losses and credits. The loss incurred in fiscal 2013 was due mainly to a $21.5 million non-cash impairment of the Company’s investment in Enchi recognized in the prior year, a $3.5 million goodwill impairment at Opta Minerals, $1.6 million in asset write-downs and restructuring charges, and loss contingency in the amount of $5.2 million related to a customer initiated voluntary product recall (in aggregate $26.9 million net of tax and minority interest). Excluding these charges, and the impact of discontinued operations, Adjusted Earnings1 for fiscal 2013 was $18.2 million or $0.27 per diluted common share.

EBITDA¹ was $67.1 million in fiscal 2014, compared to $58.3 million in the prior year, an increase of 15%.

Fourth Quarter 2014 Results

Revenues increased 3.7% to $284.8 million compared to $274.7 million in the fourth quarter of 2013. Excluding the impact of changes including commodity prices and foreign exchange rates, consolidated revenues increased 5.5% and SunOpta Foods’ revenues increased 5.3% versus the prior year. The increase in revenues was led by stronger demand for organic ingredients in the U.S. and Europe. Operating income¹ was $4.2 million, or 1.5% of revenues, compared to $5.1 million, or 1.8% of revenues, in the fourth quarter of 2013. SunOpta Foods’ operating income, including corporate services, was $4.2 million, or 1.7% of revenues, compared to $3.4 million, or 1.4% of revenues, in the prior year, an increase of 25%. The growth in SunOpta Foods’ operating income was driven by increased volume and higher margin on organic raw materials, including feed categories, as well as improved processing efficiencies in sunflower operations. These positive factors were partially offset by a lower margin in consumer products due to decreased plant efficiencies and higher waste factors in the aseptic operations related to expansion activities, decreased margin in fruit juice, frozen fruit, and fruit bases and topping categories, and increased SG&A costs primarily related to higher compensation costs. Competitive pressures in the industrial minerals portfolio of Opta Minerals also negatively impacted operating income in the quarter.

The Company realized Adjusted earnings¹ in the fourth quarter of $3.9 million, or $0.06 per diluted common share, excluding discontinued operations, the non-cash goodwill and other asset impairment and charges at Opta Minerals, and favorable tax adjustments related to previously unrecognized losses and credits. Including these charges and sources of income, the Company realized a loss from continuing operations for the fourth quarter of 2014 of $3.3 million, or $0.05 per common share, compared to a loss of $1.4 million, or $0.02 per common share, during the fourth quarter of 2013. Included in the results for the fourth quarter of 2013 was a loss contingency in the amount of $5.2 million, or $3.2 million after tax, related to a customer initiated voluntary product recall.

EBITDA¹ was $9.8 million in the fourth quarter of 2014, compared to $10.6 million in the prior year, a decrease of 8%.

Balance Sheet

The Company's balance sheet remains strong and at January 3, 2015 reflected a net debt to equity ratio of 0.36 to 1.00. At January 3, 2015, the Company had total debt outstanding of $131.3 million, net debt of $121.3 million, total assets of $641.0 million, shareholders’ equity of $340.7 million and a net book value of $5.08 per outstanding share.

Conference Call

The Company plans to host a conference call at 10:00 A.M. Eastern Time on Tuesday, March 3, 2015 to discuss the fourth quarter and year-end financial results and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at the Company’s website at www.sunopta.com. To listen to the live call over the Internet, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or international dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the Company’s website.

1See discussion of non-GAAP measures and Adjusted Earnings from Continuing Operations

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company's core natural and organic food operations focus on value-added grains, seed, fruit and vegetable based product offerings, supported by a global infrastructure. The Company also has a 66.0% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, statements about our strategies of focusing on our integrated natural and organic foods business, accelerating growth by delivering more value to our customers, leveraging the integrated platform that we have built, and our resolve to divest Opta Minerals. Our forward-looking statements also include statements about the expected benefits of the Citrusource acquisition and the potential repurchase of common shares by us. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “anticipate”, “estimate”, “intend”, “project”, “potential”, “continue”, “believe”, “expect”, “could”, “would”, “should”, “might”, “plan”, “will”, “may”, “predict” or other similar terms and phrases intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization, product development initiatives, the trading price of our shares and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns and changes in market trends, decreases in customer demand, delayed or unsuccessful product development efforts, potential product recalls, working capital management and continuous improvement initiatives, availability and pricing of raw materials and supplies, potential covenant breaches under our credit facilities, delayed or unsuccessful efforts to divest Opta Minerals at an acceptable valuation and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
www.sunopta.com

Investor Relations
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext.103
Susan.wiekenkamp@sunopta.com

Public Relations
Rob Litt, Director Global Communications
Tel: 952-893-7863
Rob.litt@sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarter and year ended January 3, 2015 and December 28, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended		Year ended
		December 28,		December 28,
	January 3, 2015	2013	January 3, 2015	2013
	$	$	$	$

Revenues	284,759	274,675	1,242,600	1,140,095

Cost of goods sold	256,618	247,370	1,099,306	1,014,493

Gross profit	28,141	27,305	143,294	125,602

Selling, general and administrative expenses	23,272	21,609	94,609	84,762
Intangible asset amortization	1,020	1,100	4,254	4,709
Other expense, net	3,487	5,250	2,494	6,577
Goodwill impairment	10,975	-	10,975	3,552
Foreign exchange gain	(400)	(455)	(777)	(1,606)

Earnings (loss) from continuing operations before the following	(10,213)	(199)	31,739	27,608

Interest expense, net	1,636	1,975	7,764	7,860
Impairment loss on investment	-	-	8,441	21,495

Earnings (loss) from continuing operations before income taxes	(11,849)	(2,174)	15,534	(1,747)

Provision for (recovery of) income taxes	(3,387)	(882)	8,903	7,439

Earnings (loss) from continuing operations	(8,462)	(1,292)	6,631	(9,186)

Earnings (loss) from discontinued operations, net of income taxes	(441)	133	(144)	172
Gain on sale of discontinued operations, net of income taxes	1,898	-	1,898	-

Earnings (loss)	(7,005)	(1,159)	8,385	(9,014)

Earnings (loss) attributable to non-controlling interests	(5,142)	122	(4,716)	(490)

Earnings (loss) attributable to SunOpta Inc.	(1,863)	(1,281)	13,101	(8,524)

Earnings (loss) per share – basic
- from continuing operations	(0.05)	(0.02)	0.17	(0.13)
- from discontinued operations	0.02	-	0.03	-
	(0.03)	(0.02)	0.20	(0.13)

Earnings (loss) per share – diluted
- from continuing operations	(0.05)	(0.02)	0.17	(0.13)
- from discontinued operations	0.02	-	0.03	-
	(0.03)	(0.02)	0.19	(0.13)

Weighted-average number of shares outstanding (000s)
- basic	67,054	66,489	66,835	66,288
- diluted	68,689	68,518	68,371	67,832

SunOpta Inc.
Consolidated Balance Sheets
As at January 3, 2015 and December 28, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars)

	January 3, 2015	December 28, 2013
	$	$

ASSETS
Current assets
Cash and cash equivalents	9,938	8,537
Accounts receivable	125,896	104,904
Inventories	264,256	268,037
Prepaid expenses and other current assets	18,935	15,754
Current income taxes recoverable	2,233	6,116
Deferred income taxes	8,107	4,806
Current assets held for sale	-	11,575
	429,365	419,729

Investment	3,645	12,350
Property, plant and equipment	134,920	143,155
Goodwill	29,082	41,643
Intangible assets	40,640	47,955
Deferred income taxes	2,061	12,565
Other assets	1,237	1,554
Non-current assets held for sale	-	26,984

	640,950	705,935

LIABILITIES
Current liabilities
Bank indebtedness	91,410	141,853
Accounts payable and accrued liabilities	128,437	127,453
Customer and other deposits	4,127	3,620
Income taxes payable	3,090	2,564
Other current liabilities	3,087	2,114
Current portion of long-term debt	5,927	6,354
Current portion of long-term liabilities	250	1,034
Current liabilities held for sale	-	2,164
	236,328	287,156

Long-term debt	33,928	42,654
Long-term liabilities	1,962	3,072
Deferred income taxes	15,404	30,441
	287,622	363,323

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	190,668	186,376
Additional paid-in capital	22,490	19,323
Retained earnings	129,309	116,208
Accumulated other comprehensive income (loss)	(1,778)	3,397
	340,689	325,304
Non-controlling interests	12,639	17,308
Total equity	353,328	342,612

	640,950	705,935

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarter and year ended January 3, 2015 and December 28, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended		Year ended
		December 28,		December 28,
	January 3, 2015	2013	January 3, 2015	2013
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Earnings (loss)	(7,005)	(1,159)	8,385	(9,014)
Earnings from discontinued operations	1,457	133	1,754	172
Earnings (loss) from continuing operations	(8,462)	(1,292)	6,631	(9,186)
Items not affecting cash:
Depreciation and amortization	5,503	5,588	21,850	20,530
Deferred income taxes	(8,435)	1,406	(7,545)	1,164
Stock-based compensation	1,517	833	4,401	3,255
Unrealized loss (gain) on derivative instruments	(1,845)	(916)	176	1,976
Impairment loss on investment	-	-	8,441	21,495
Impairment of long-lived assets	3,265	-	3,770	310
Goodwill impairment	10,975	-	10,975	3,552
Loss (gain) on disposal of assets	(264)	218	(1,282)	223
Fair value of contingent consideration	-	-	(1,373)	-
Other	692	31	699	(632)
Changes in non-cash working capital, net of business acquired	(17,104)	(3,273)	(21,726)	(10,107)
Net cash flows from operations - continuing operations	(14,158)	2,595	25,017	32,580
Net cash flows from operations - discontinued operations	387	298	(202)	(2,528)
	(13,771)	2,893	24,815	30,052
Investing activities
Purchases of property, plant and equipment	(7,360)	(934)	(19,925)	(32,033)
Payment of contingent consideration	(399)	(193)	(1,199)	(1,267)
Acquisition of business, net of cash acquired	-	-	-	(3,828)
Proceeds on the disposal of assets	278	202	5,966	129
Decrease in long-term investment, net	1,135	-	264	-
Decrease in restricted cash	-	-	-	6,495
Other	408	(102)	(76)	(416)
Net cash flows from investing activities - continuing operations	(5,938)	(1,027)	(14,970)	(30,920)
Net cash flows from investing activities - discontinued operations	36,469	(298)	37,058	(2,081)
	30,531	(1,325)	22,088	(33,001)
Financing activities
Increase (decrease) under line of credit facilities	(13,335)	1,297	(42,873)	9,151
Borrowings of long-term debt	85	-	295	486
Repayment of long-term debt	(1,338)	(1,631)	(5,996)	(7,328)
Proceeds from the issuance of common shares	62	527	3,058	2,562
Other	9	(251)	(145)	(376)
Net cash flows from financing activities - continuing operations	(14,517)	(58)	(45,661)	4,495

Foreign exchange gain on cash held in a foreign currency	266	208	159	151
Increase in cash and cash equivalents in the period	2,509	1,718	1,401	1,697

Cash and cash equivalents - beginning of the period	7,429	6,819	8,537	6,840
Cash and cash equivalents - end of the period	9,938	8,537	9,938	8,537

SunOpta Inc.
Segmented Information
For the quarter and year ended January 3, 2015 and December 28, 2013
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended		Year ended
		December 28,		December 28,
	January 3, 2015	2013	January 3, 2015	2013
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	141,826	134,282	619,066	571,347
Consumer Products	108,745	107,572	483,679	427,313
SunOpta Foods	250,571	241,854	1,102,745	998,660
Opta Minerals	34,188	32,821	139,855	141,435
Total segment revenues from external customers	284,759	274,675	1,242,600	1,140,095

Segment operating income (loss):
Global Ingredients	7,020	1,629	26,274	10,882
Consumer Products	460	4,821	27,872	29,582
SunOpta Foods	7,480	6,450	54,146	40,464
Opta Minerals	17	1,661	3,511	6,731
Corporate Services	(3,248)	(3,060)	(12,449)	(9,458)
Total segment operating income	4,249	5,051	45,208	37,737

Segment operating income percentage:
Global Ingredients	4.9%	1.2%	4.2%	1.9%
Consumer Products	0.4%	4.5%	5.8%	6.9%
SunOpta Foods	3.0%	2.7%	4.9%	4.1%
Opta Minerals	0.0%	5.1%	2.5%	4.8%
Total segment operating income	1.5%	1.8%	3.6%	3.3%

(Segment operating income (loss) is defined as “Earnings (loss) from continuing operations before the following” excluding the impact of “Other expense (income), net” and “Goodwill impairment”.)

1Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income and earnings before interest, taxes, depreciation and amortization (“EBITDA”) as additional information about its operating results, which are not measures in accordance with U.S. GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. The non-GAAP measures of segment operating income and EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The Company defines segment operating income as “earnings from continuing operations before the following” excluding the impact of other income/expense items and goodwill impairments; and EBITDA as segment operating income plus depreciation and amortization. The following is a tabular presentation of segment operating income and EBITDA, including a reconciliation to earnings (loss) from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

		Quarter ended		Year ended
		December 28,		December 28,
	January 3, 2015	2013	January 3, 2015	2013
	$	$	$	$

Earnings (loss) from continuing operations	(8,462)	(1,292)	6,631	(9,186)
Provision for (recovery of) income taxes	(3,387)	(882)	8,903	7,439
Interest expense, net	1,636	1,975	7,764	7,860
Other expense, net	3,487	5,250	2,494	6,577
Impairment loss on investment	-	-	8,441	21,495
Goodwill impairment	10,975	-	10,975	3,552
Total segment operating income	4,249	5,051	45,208	37,737
Depreciation and amortization	5,503	5,588	21,850	20,530
EBITDA	9,752	10,639	67,058	58,267

The Company also reported Adjusted earnings and Adjusted earnings per diluted share for the quarter and year ended January 3, 2015 and December 28, 2013. Adjusted earnings and Adjusted earnings per diluted share are also non-GAAP financial measures. For the quarter and year ended January 3, 2015 and December 28, 2013, the Company recognized specific charges that we do not believe are reflective of normal business operations.

For the quarter and year ended January 3, 2015, we have excluded discontinued operations, the Opta Minerals’ goodwill impairment, the impairment loss on our investment in Enchi, the benefit of tax losses and credits not previously recognized, as well as gains on the sale of assets and the settlement of acquisition-related contingencies; severance and other rationalization costs; and long-lived asset impairments all reported in “Other expense (income), net” to arrive at Adjusted earnings and Adjusted earnings per diluted share.

For the quarter and year ended December 28, 2013, we have excluded discontinued operations, an impairment of goodwill at Opta Minerals recognized in the third quarter of 2013, an impairment loss on our investment in Enchi recognized in the second quarter of 2013, as well as severance, facility restructuring and long-lived asset write-downs all reported in “Other expense, net” to arrive at Adjusted earnings from continuing operations and Adjusted earnings per diluted share.

The following is a tabular presentation for the quarter and year ended January 3, 2015 and December 28, 2013 of Adjusted earnings and Adjusted earnings per diluted share, including a reconciliation to U.S. GAAP earnings (loss) attributable to SunOpta Inc. and U.S. GAAP earnings (loss) attributable to SunOpta Inc. on a per diluted share basis, which the Company believes to be the most directly comparable U.S. GAAP financial measures.

		Adjusted
	Quarter ended	earnings per
	January 3, 2015	diluted share
	$	$
Loss attributable to SunOpta Inc.	(1,863)	(0.03)
Loss from discontinued operations, net of income taxes	441	0.01
Gain on sale of discontinued operations, net of income taxes	(1,898)	(0.03)
Earnings from continuing operations attributable to SunOpta Inc.	(3,320)	(0.05)
Adjusted for:
Opta Minerals goodwill impairment (net of taxes and non-controlling interest of $3,731)	7,244	0.11
Other expense, net (net of taxes and non-controlling interest of $2,056)	1,431	0.02
Benefits of tax losses and credits not previously recognized (net of non-controlling interest of $nil)	(1,491)	(0.02)
Adjusted earnings	3,864	0.06

		Adjusted
	Quarter ended	earnings per
	December 28, 2013	diluted share
	$	$
Loss attributable to SunOpta Inc.	(1,281)	(0.02)
Earnings from discontinued operations, net of income taxes	(133)	-
Earnings from continuing operations attributable to SunOpta Inc.	(1,414)	(0.02)
Adjusted for:
Other expense, net (net of taxes and non-controlling interest of $2,061)	3,189	0.05
Adjusted earnings	1,775	0.03

		Adjusted
	Year ended	earnings per
	January 3, 2015	diluted share
	$	$
Earnings attributable to SunOpta Inc.	13,101	0.19
Loss from discontinued operations, net of income taxes	144	-
Gain on discontinued operations, net of income taxes	(1,898)	(0.03)
Earnings from continuing operations attributable to SunOpta Inc.	11,347	0.17
Adjusted for:
Impairment loss on investment (net of taxes of $nil)	8,441	0.12
Opta Minerals goodwill impairment (net of taxes and non-controlling interest of $3,731)	7,244	0.11
Other expense, net (net of taxes and non-controlling interest of $1,817)	677	0.01
Benefits of tax losses and credits not previously recognized (net of non-controlling interest of $292)	(2,058)	(0.03)
Adjusted earnings	25,651	0.38

		Adjusted
	Year ended	earnings per
	December 28, 2013	diluted share
	$	$

Loss attributable to SunOpta Inc.	(8,524)	(0.13)
Earnings from discontinued operations, net of income taxes	(172)	-
Loss from continuing operations attributable to SunOpta Inc.	(8,696)	(0.13)
Adjusted for:
Impairment loss on investment (net of taxes of $nil)	21,495	0.32
Opta Minerals goodwill impairment (net of taxes and non-controlling interest of $2,032)	1,520	0.02
Other expense, net (net of taxes and non-controlling interest of $2,726)	3,851	0.06
Adjusted earnings	18,170	0.27